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                                                                     Exhibit 7.1

                                PROMISSORY NOTE

Borrower:                                    Lender:
     GREGORY M. SHEPARD                           COMMERCE BANK, N.A.
     15 COUNTRY CLUB PLACE                        120 N CENTER STREET
     BLOOMINGTON, IL 61701-3486                   BLOOMINGTON, IL 61701

===============================================================================

Principal Amount: $28,000,000.00                Date of Note: September 6, 2002
                              Initial Rate 3.750%

PROMISE TO PAY. Gregory M. Shepard ("Borrower") promises to pay to COMMERCE BANK, N.A. ("Lender"), or order, in lawful money of the United States of America, the principal amount not to exceed Twenty-eight Million & 00/100 Dollars ($28,000,000.00) (the "Maximum Amount") or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance.

ADVANCES. Subject to the terms and conditions hereof and in that certain Loan Agreement entered into by and between Lender and the Borrower, dated as of even date herewith (as the same may be amended, modified, extended or restated from time to time, the "Loan Agreement"), Lender agrees to make advances to Borrower from time to time during the period commencing on the date of this Note and ending on September 6, 2003 (the "Maturity Date") in an aggregate principal amount at any time outstanding not to exceed the lesser of the Maximum Amount and the Borrowing Base. Borrower agrees that it will only use the proceeds of any such advances for a Specified Purpose or otherwise in compliance with the terms and provisions set forth in the Loan Agreement. Borrower will not use any part of such proceeds for any other purpose. Each request for an advance hereunder shall be made pursuant to the terms of and in compliance with the Loan Agreement. Any capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreement.

ONE NOTE FOR MULTIPLE ADVANCES. It is contemplated that more than one advance may be made in connection with this Note from time to time pursuant to the terms of the Loan Agreement; provided, however, that the outstanding principal amount evidenced by this Note shall not exceed the Maximum Amount.

PAYMENT. Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on September 6, 2003. In addition, Borrower will pay regular quarterly payments of all accrued unpaid interest due as of each payment date, beginning September 30, 2002, with all subsequent interest payments to be due on the last day of each quarter after that. Unless otherwise agreed or required by applicable law, payments will be as described in the Loan Agreement. The annual interest rate for this Note is computed on the basis of a 360 day year. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing. Each payment (including prepayments) by Borrower on account of the principal of or interest on the Loans or of any fee or other amounts payable to the Lender under the Agreement or this Note shall be made not later than 2:00 p.m. on the date specified for payment under this Note (or if such day is not a Business Day, the next succeeding business Day) to the Lender at Lender's address set forth herein, in U.S. dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever.

PREPAYMENT. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. No amounts pre-paid may be reborrowed.

     Voluntary Prepayment. Borrower may make voluntary prepayments under this Note as described in the Loan Agreement.

     Mandatory Prepayment. Borrower shall make a mandatory prepayment under this Note upon the conditions described in the Loan Agreement.

PAYMENT DISPUTES. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: COMMERCE BANK, N.A.; BLOOMINGTON BANKING CENTER; 120 N. CENTER; BLOOMINGTON, IL 61701.

PAYMENTS DUE ON SATURDAYS, SUNDAYS OR LEGAL HOLIDAYS. If any payment of principal or interest due on this Note is payable on a day which is a Saturday, Sunday or legal holiday in the State of Illinois, then such payment shall be due on the next business day, the amount of such payment, in such case, to include all interest accrued to the date of actual payment.
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VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an index which is the per annum rate from time to time announced by Lender at its Bloomington, Illinois office as the prime rate, or as the case may be, the base, reference or other rate then in use for commercial loan reference purposes, not necessarily the lowest or even favored rate, which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans and is set by Lender in its sole discretion. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each day. Rates of interest tied to the Index shall change with and be effective on the date of each change in the Index. The initial rate and the current Index described above are based on the information available as of the date of preparation of this Note and is subject to change if there is any change in the Index between the note preparation date and the date of the initial Advance. Borrower understands that Lender may make loans based on other rates as well. THE INDEX CURRENTLY IS 4.750% PER ANNUM. THE INTEREST RATE TO BE APPLIED TO THE UNPAID PRINCIPAL BALANCE OF THIS NOTE WILL BE AT A RATE OF 1.000 PERCENTAGE POINT UNDER THE INDEX, RESULTING IN AN INITIAL RATE OF 3.750% PER ANNUM.
NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

LATE CHARGE. If a payment is 15 days or more late, Borrower will be charged 5.000% OF THE UNPAID PORTION OF THE REGULARLY SCHEDULED PAYMENT OF $50.00, WHICHEVER IS LESS.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, this Note shall bear interest at a variable interest rate equal to
3.000 percentage points above the Index (the "Default Rate"). The interest rate will not exceed the maximum rate permitted by applicable law.

DEFAULT. The occurrence of an Event of Default shall be an event of default under this Note.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount. In addition, Lender may exercise any and all other rights and remedies set forth in the Loan Agreement or any Related Document.

ATTORNEYS' FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including attorneys' fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER. LENDER AND BORROWER HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER LENDER OR BORROWER AGAINST THE OTHER.

GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF ILLINOIS. THIS NOTE HAS BEEN ACCEPTED BY LENDER IN THE STATE OF ILLINOIS.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender or any affiliate of Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owning on the indebtedness against any and all such accounts.

MULTI-ADVANCE NOTE. This Note evidences a multi-advance term loan note. In no event shall the aggregate amount of Loans exceed the lesser of the Maximum Amount and the Borrowing Base. Advances under this Note, as well as directions for payment from Borrower's accounts, may be requested orally or in writing by Borrower or as provided in this paragraph. Lender may, but need not, require that all oral requests be confirmed in writing. The following person currently is authorized to request advances and authorize payments under this Note until Lender receives from Borrower, at Lender's address shown above, written notice of revocation of his or her authority: GREGORY M. SHEPARD. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower's accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender's internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note is there has been or is continuing an Event of Default.

ASSIGNMENT; SUCCESSOR INTERESTS. Lender may assign to one or more banks or other entities all or a portion of its rights under this Note. In the event of an assignment of all of its rights, Lender may transfer this Note to the assignee. Lender may, in connection with any assignment or proposed assignment, disclose to the assignee or proposed assignee any information relating to Borrower furnished to Lender by or on behalf of Borrower. This Note may not be assigned by Borrower without Lender's prior express written consent. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and permitted assigns, and shall inure to the benefit of Lender and its successors and assigns.

AMENDMENTS, ETC. No amendment, modification or waiver of any provision of this Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and separately acknowledged in writing by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Each and every right granted to Lender under this Note or allowed to it at law or in equity is deemed cumulative and such remedies may be exercised from time to time concurrently or consecutively at Lender's option. No failure on the part of the Lender to exercise, and no delay in exercising, any right under this Note shall

P:loans/illinois/Shepard.PromNote                           Account No. 4004370

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                                PROMISSORY NOTE
Loan No. 9012                     (Continued)                             Page 3
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operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

GENERAL PROVISIONS. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THIS NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

THIS NOTE CONTAINS A BINDING JURY WAIVER PROVISION.

BORROWER:


X /s/ Gregory M. Shepard
  ------------------------------------
   Gregory M. Shepard, Individually